Exhibit 99.1

Q4’21 Earnings Press Release

Everspin Reports Unaudited Fourth Quarter and Full Year 2021 Financial Results

The Company Reports its Best Year in Company History – Profitable Year End Results

Chandler, AZ, March 2, 2022 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter and Full Year 2021 Highlights

•	2021 full year revenue increased $13.1 million, or 31%, to $55.1 million from $42.0 million in the prior year.
•	Q4’21 revenue increased $3.4 million, or 23%, to $18.2 million from $14.8 million in the prior quarter. This is an increase of $8.2 million, or 82%, compared to $10.0 million of revenue in Q4’20.
•	The Company reported record net income of $3.7 million for Q4’21, resulting in net income for 2021 of $4.3 million. This is compared to a net loss reported of $1.6 million for Q4’20, with a prior year net loss of $8.5 million.
•	Adjusted EBITDA for 2021 improved to $9.6 million, compared to negative $1.6 million for 2020.
•	Basic EPS for 2021 was $0.22 compared to a net loss per share of $0.45 in 2020
•	Ended Q4’21 with cash and equivalents of $21.4 million, which is an increase from $14.6 million reported for both the end of the prior quarter and the end of the prior year.
•	The Company generated cash flows from operating activities of $9.4 million for 2021 compared to cash flows used in operating activities of $2.9 million in 2020.

“Q4’s record revenue and profitability was a result of our team’s relentless focus on monetizing our IP and growing our products. I am very proud of our team execution in tough market conditions through 2021,” stated Darin Billerbeck, Everspin’s Executive Chairman and Interim CEO.

Fourth Quarter 2021 Results

Total revenue for the fourth quarter of 2021 was $18.2 million, an increase of 23% from the $14.8 million reported in the third quarter of 2021. This is an increase of 82% compared to $10.0 million of revenue in the fourth quarter of 2020.

MRAM product sales in the fourth quarter of 2021, which includes both Toggle and STT-MRAM revenue, was $12.6 million compared to $12.0 million in the third quarter of 2021 and $9.7 million in the fourth quarter of 2020. In the third quarter of 2021, the company entered into an intellectual property (“IP”) monetization deal with a total contract value of $5.25 million. $3.95 million in revenue from this IP monetization deal was recognized in the fourth quarter of 2021 and $1.30 million in revenue was recognized in the third quarter of 2021. Licensing, Royalties, Patents and Other revenue in the fourth quarter of 2021 was $5.6 million compared to $2.8 million in the third quarter of 2021 and $0.3 million in the fourth quarter of 2020. The increase in total revenue is due to strong Toggle sales, revenue recognition from a U.S. Government RAD-Hard program entered into earlier this year and the IP monetization deal noted above.

Gross margin for the fourth quarter of 2021 was 62.8%, compared to 57.1% in the prior quarter and 52.3% in the fourth quarter of 2020.

GAAP operating expenses increased to $7.7 million in the fourth quarter of 2021, compared to $7.4 million in the third quarter of 2021 and $6.4 million in the fourth quarter of 2020. GAAP operating expenses in the fourth quarter of 2021 included $753k of stock-based compensation, compared to $1.03 million in the prior quarter and $1.3 million in the fourth quarter of 2020.

GAAP net income for the fourth quarter of 2021 was $3.7 million, or $0.19 per share, based on 19.4 million weighted-average basic common shares outstanding. This compares to a net income of $880k, or $0.05 per basic share, in the third quarter of 2021 and a net loss of $1.6 million, or ($0.08) per basic share, in the fourth quarter of 2020.

Cash and cash equivalents as of December 31, 2021 were $21.4 million, compared to $14.6 million as of the end of both the prior quarter and the prior year.

Business Outlook

For the first quarter 2022, Everspin expects total revenue in a range of $13.4 million to $14.2 million. Everspin expects industry supply constraints to limit supply and push some unfulfilled customer demand to Q2’22. Everspin expects GAAP net income (loss) per basic share to be between ($0.03) and breakeven, primarily driven by expenses related to next generation 28nm STT MRAM product development and price increases from our suppliers.

This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, and the other risk factors described in Everspin's filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q filed with the SEC during 2021, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) adjusted for interest expense, taxes, depreciation and amortization, stock- based compensation expense, and restructuring costs if any.

Our management and board of directors use Adjusted EBITDA to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, we believe that Adjusted EBITDA provides useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, net income (loss) reported in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly- filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, March 2 at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 2075705. International callers may join the call by dialing +1-404-537-3406, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through March 16, 2022. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 2075705. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to, our future plans, strategies, objectives, expectations, intentions and financial performance, including the outlook and guidance for first quarter 2022 results; our expectations regarding supply constraints, expenses relating to 28nm STT MRAM product development and price increases from our supplies; and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2021, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$21,409	$14,599
Accounts receivable, net	8,193	7,607
Inventory	6,396	5,721
Prepaid expenses and other current assets	826	270
Total current assets	36,824	28,197
Property and equipment, net	973	1,946
Right-of-use assets	913	2,313
Other assets	734	73
Total assets	$39,444	$32,529

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,776	$2,224
Accrued liabilities	3,579	2,232
Deferred revenue	832	—
Current portion of long-term debt	3,370	4,242
Operating lease liabilities	835	1,508
Other liabilities	50	31
Total current liabilities	10,442	10,237
Long-term debt, net of current portion	1,529	3,748
Operating lease liabilities, net of current portion	21	903
Long-term income tax liability	214	229
Total liabilities	$12,206	$15,117
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 19,858,199 and 19,031,556 shares issued and outstanding as of December 31, 2021 and 2020	2	2
Additional paid-in capital	180,067	174,584
Accumulated deficit	(152,831)	(157,174)
Total stockholders’ equity	27,238	17,412
Total liabilities and stockholders’ equity	$39,444	$32,529

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Year Ended December 31,
	2021	2020
Product sales	$43,931	$39,848
Licensing, royalty, patent, and other revenue	11,215	2,183
Total revenue	55,146	42,031
Cost of product sales	21,045	23,746
Cost of licensing, royalty, patent, and other revenue	1,029	196
Total cost of sales	22,074	23,942
Gross profit	33,072	18,089
Operating expenses:[1]
Research and development	12,628	10,896
General and administrative	10,949	10,773
Sales and marketing	4,460	3,983
Total operating expenses	28,037	25,652
Income (loss) from operations	5,035	(7,563)
Interest expense	(547)	(665)
Other expense, net	(141)	(24)
Net income (loss) before income taxes	4,347	(8,252)
Income tax expense	(4)	(260)
Net income (loss) and comprehensive income (loss)	$4,343	$(8,512)
Net income (loss) per common share:
Basic	$0.22	$(0.45)
Diluted	$0.22	$(0.45)
Weighted average common shares used to compute net income (loss) per common share:
Basic	19,400,124	18,782,287
Diluted	19,972,145	18,782,287

[1]Operating expenses include stock-based compensation as follows:
Research and development	$1,280	$903
General and administrative	1,465	2,710
Sales and marketing	482	355
Total stock-based compensation	$3,227	$3,968

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$4,343	$(8,512)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,455	1,982
Loss on disposal of property and equipment	—	30
Stock-based compensation	3,227	3,968
Non-cash warrant revaluation	19	(2)
Non-cash interest expense	319	323
Changes in operating assets and liabilities:
Accounts receivable	(586)	(1,808)
Inventory	(675)	2,142
Prepaid expenses and other current assets	(556)	269
Other assets	11	—
Accounts payable	(571)	(820)
Accrued liabilities	1,696	(303)
Deferred revenue	832	—
Lease liabilities	(155)	(192)
Net cash provided by (used in) operating activities	9,359	(2,923)
Cash flows from investing activities
Purchases of property and equipment	(1,030)	(320)
Net cash used in investing activities	(1,030)	(320)
Cash flows from financing activities
Payments on long-term debt	(3,400)	—
Payments of debt issuance costs	(11)	—
Payments on finance lease obligation	—	(9)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	1,892	1,280
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	—	2,084
Net cash (used in) provided by financing activities	(1,519)	3,355
Net increase in cash and cash equivalents	6,810	112
Cash and cash equivalents at beginning of period	14,599	14,487
Cash and cash equivalents at end of period	$21,409	$14,599
Supplementary cash flow information:
Interest paid	$228	$342
Operating cash flows paid for operating leases	$1,603	$1,736
Financing cash flows paid for finance leases	$—	$9
Non-cash investing and financing activities:
Increase of right-of-use asset and lease liability due to lease modification	$—	$545
Purchases of property and equipment in accounts payable and accrued liabilities	$340	$216
Bonus settled in shares of common stock	$364	$315
Issuance of warrant with debt	$—	$152

EVERSPIN TECHNOLOGIES, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Year Ended December 31,
	2021	2020
Adjusted EBITDA reconciliation:
Net income (loss)	$4,343	$(8,512)
Depreciation and amortization	1,455	1,982
Stock-based compensation expense	3,227	3,968
Interest expense	547	665
Income tax expense	4	260
Adjusted EBITDA	$9,576	$(1,637)